BARRETT ASSOCIATES, INC.


                                THE BARRETT FUNDS


                              JOINT CODE OF ETHICS


                            (As of December 15, 2005)




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                                      INDEX

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
                                                                                              Page

A.        PREAMBLE                                                                             1
B.        DEFINITIONS                                                                          2
C.        PROHIBITED TRANSACTIONS                                                              4
D.        PERSONAL TRANSACTIONS IN MANAGED FUNDS                                               6
E.        COMPLIANCE PROCEDURES                                                                7
F.        EXEMPTED TRANSACTIONS                                                                10
G.        REPORTING OF VIOLATIONS                                                              10
H.        ANNUAL REPORTING                                                                     11
I.        SANCTIONS                                                                            11
J.        RETENTION OF RECORDS                                                                 11


         Appendix A                                                               Insider Trading Policy
         Appendix B                                                               Aggregation & Allocation
                                                                                  Policy
         Appendix C                                                               Pre-clearance Forms
         Exhibit A                                                                Initial Report
         Exhibit B                                                                Annual Report



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                            BARRETT ASSOCIATES, INC.
                                       and
                                THE BARRETT FUNDS

                              JOINT CODE OF ETHICS


A.       PREAMBLE

                  High ethical standards are essential for the success of Barrett Associates, Inc. ("BAI") and the Barrett Funds (the "Trust") and to maintain the confidence of clients. Our long-term business interests are best served by adherence to the principle that our clients' interests come first. Further, BAI and the Trust have a fiduciary duty to their clients, which requires individuals associated with our firm to act solely for the benefit of our clients. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms. In recognition of BAI's and the Trust's fiduciary obligations to their clients and BAI's and the Trust's desire to maintain high ethical standards, BAI and the Trust have adopted this Code of Ethics containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflict in favor of the client.

                  In addition, because of the nature of our business, employees may be exposed to information which constitutes "inside information" or material, non-public information. Federal securities laws prohibit the use of such information for financial benefit. Accordingly, BAI and the Trust have also adopted policies that prohibit the use of material non-public information. The BAI/Trust Insider Trading Policy is attached to this Code of Ethics as Appendix A.

                  One of our goals is to still allow BAI personnel to engage in personal securities transactions, while protecting our clients and employees of BAI from the conflicts that could result from a violation of the securities laws or from real or apparent conflicts of interests. In this regard, we have set out below procedures governing personal transactions for members of the firm. As part of this process, BAI and the Trust will make every effort to keep confidential all personal information provided by employees.

                  Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by BAI and the Trust. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer or his/her designee, who is charged with the administration of this Code of Ethics, has general compliance responsibility for BAI and the Trust, and may offer guidance on securities laws and acceptable practices, as the same may change from time to time.

                  This Code of Ethics is being adopted by BAI and the Trust in compliance with the requirements of Rule 17j-1 (the "Rule") adopted by the U.S. Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "Act") to effectuate the purposes and objectives of that Rule. The Rule makes it unlawful for certain persons, in connection with purchase or sale

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by such person of a security "held or to be acquired"(1) by the Trust:

                  1. To employ a device, scheme or artifice to defraud the Trust;

                  2. To make to the Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

                  3. To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Trust; or

                  4. To engage in a manipulative practice with respect to the Trust.

                  The Rule also requires that the Trust, and its investment adviser shall each adopt a written Code of Ethics, which shall be approved by a majority of the Board of Trustees of the Trust (including a majority of Independent Trustees) and that contains provisions reasonably necessary to prevent persons from engaging in acts in violation of the above standard and to use reasonable diligence and institute procedures reasonably necessary, to prevent violations of the Code of Ethics.

                  Set forth below is the Code of Ethics adopted by the Board of Directors of BAI and by the Board of Trustees of the Trust, in compliance with the Rule. This Code of Ethics is based upon the principle that persons associated with BAI, the Trust and certain affiliated persons of BAI and the Trust, owe a fiduciary duty to, among others, the clients of BAI and the shareholders of the Trust to conduct their affairs, including their personal securities transactions, in such manner to avoid (i) serving their own personal interests ahead of shareholders; (ii) taking inappropriate advantage of their position with clients and/or the Trust; and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

B.       DEFINITIONS

                  1. "Access Person" means any trustee, director, officer, or any employee of BAI or the Trust (or of any company in a control relationship to BAI or the Trust) who, in connection with his regular functions or duties, normally makes, participates in, or obtains current information regarding the purchase or sale of a security by a client or the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and any natural person, or the families of such persons, in a control relationship to the Adviser or the Trust who regularly obtains current information concerning recommendations made to a client or the Trust with regard to the purchase or sale of a security by a client or the Trust. "Access Person" also includes:

                  (a) An Access Person's spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

__________________________________
(1) A security "held or to be acquired" is defined as (a) if within the most recent fifteen (15) days, it (i) is or has been held by the Trust, or (ii) is being or has been considered by the Trust or its investment adviser for purchase by the Trust, and (b) any option to purchase or sell, and any security convertible into or exchangeable for such a security.

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                  (b) Any individuals who live in the Access Person's household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

                  (c) Any persons to whom the Access Person

                        o    provides primary financial support or

                        o    whose financial affairs the Access Person controls.

                  (d) Any trust or other arrangement which names the Access Person as a beneficiary or remainderman; and

                  (e) Any partnership, corporation, or other entity of which the Access Person is a director, officer or partner where the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

         A comprehensive list of all Access Persons will be maintained by our Compliance Officer.

                  2. "Beneficial ownership" shall be as defined in, and interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder which, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in the name of his or her spouse or minor children living in his or her household.

                  3. "Client Account" means any account managed by a portfolio manager of BAI which is not a Covered Account.

                  4. "Covered Account" means any account, other than a Client Account (as defined below) in which an Access Person has any beneficial ownership, with the following exceptions:

                           (f) Access Person as Trustee. A Covered Account does
                  not include any account for which an Access Person serves as trustee of a trust for the benefit of (1) a person to whom the Access Person does not provide primary financial support, or
                  (2) an independent third party.

                           (g) Covered Accounts of Other Access Persons. A
                  Covered Account of an Access Person that is managed by another Access Person excluding Covered Accounts of employees of BAI, is considered to be a Covered Account only of the Access Person has a beneficial ownership in the Covered Account. The account is considered to be a client account with respect to the Access Person managing the Covered Account.

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                  5. "Control" shall have the same meaning as that set forth in
Section 2(a)(9) of the Act.

                  6. "Independent Trustee" means a non-employee Director of BAI or a non-employee Trustee of the Trust who is not an "interested person" of BAI or of the Trust within the meaning of Section 2(a)(19) of the Act.

                  7. "Purchase or sale of a security" includes, among other activities, the writing of an option to purchase or sell a Security (as defined below).

                  8. "Managed Fund" means the Barrett Growth Fund, the Legg Mason Financial Services Fund or any series of the Trust.

                  9. "Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into in a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Notwithstanding the above, "Security" shall not include:
(i) securities issued by the government of the United States or by federal agencies and that are direct obligations of the U.S. (e.g., Treasury securities) or any derivative thereof; (ii) U.S. government agency obligations; (iii) bankers' acceptances; (iv) bank certificates of deposit; (v) commercial paper;
(vi) securities issued by exchange traded funds; and (vi) shares of registered open-end investment companies other than shares issued by a Managed Fund.

                  10. "Short Sale" means the sale of a security that the seller does not own. A Short Sale is "against the box" to the extent that the seller contemporaneously owns or has the right to obtain at no added cost securities identical to those sold short.

C.       PROHIBITED TRANSACTIONS

                  Except with respect to paragraph (1) below, an Independent Trustee is not subject to the prohibitions set forth below unless, in conducting his or her transactions, the Independent Trustee knew or, in the course of fulfilling his or her official duties as a trustee, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the trustee, such security was purchased or sold by the Trust or was being considered for purchase by the Trust or by its investment adviser.

                  1. General. No Access Person shall engage in any act, practice or course of conduct, which would violate the provisions of Rule 17j-1 set forth above. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Covered Account is not subject to a restriction contained in

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         this Code of Ethics or otherwise prohibited by any applicable laws.
         Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Section.

                  2. Blackout Periods. As part of the pre-clearance process (as described in Section E, "Compliance Procedures"), the Compliance Officer shall determine, by speaking with the Director of Research and/or the President, whether a personal securities transaction being considered in a Covered Account involves a security that is currently on, likely to be added to or deleted from the list of securities that are being considered by the BAI portfolio management team (the "BAI Focus List").

                  (a) If the personal securities transaction being considered involves a security that is likely to or may be added to or be deleted from the BAI Focus List within five (5) trading days, then the Access Person shall not be allowed to trade the security in a Covered Account.

                  (b) If the personal securities transaction being considered involves a security that is definitely not going to be added to or be deleted from the BAI Focus List within five (5) trading days, then the Access Person shall be allowed to trade the security in a Covered Account.

                  (c) When a security is first placed on the BAI Focus List, there is an initial seven (7) trading day waiting period before any Access Person is allowed to trade in the security in a Covered Account. After that seven trading day period has expired, the Access Person may trade the security in a Covered Account and must aggregate his or her personal trades in that security with the client trades in accordance with the BAI Aggregation and Allocation Policy (attached as Appendix
         B).

                  (d) When the rating of a security on the BAI Focus List changes to "buy," "sell," or "lighten" (each of which indicates that BAI clients will likely trade in that security), there is an initial seven (7) day waiting period before any Access Person is allowed to trade the security in a Covered Account. After the seventh day, such trades must be aggregated in accordance with the BAI Aggregation and Allocation Policy (attached as Appendix B).

                  3. Trading on the Same Day as a Client After Blackout Periods of 2(b) Above. An Access Person may execute a personal securities transaction after the blackout periods of Section 2(b) above have expired for his/her Covered Account on a day during which any client over which BAI has investment discretion (including the Trust) has a pending "buy" or "sell" order in that same security only if the Access Person aggregates his or her personal trade with the clients' trades in accordance with the BAI Aggregation and Allocation Policy (attached as Appendix B).

                  4. Short-Term Trading Profits. An Access Person shall not profit in the purchase and sale, or sale and purchase, of the same or equivalent securities within sixty (60) calendar days unless such restrictions would cause undue hardship, as determined by the Compliance Officer, on the individual.

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                  5. Gifts. Absent the approval of BAI's Compliance Officer, an
         Access Person may not personally give gifts with an aggregate value in excess of $100 per year to persons associated with securities or financial organizations, including exchanges, other member organizations, commodity firms, news media or BAI advisory clients. An Access Person shall not seek or accept extraordinary or extravagant gifts. Any such gift must be declined or returned in order to protect the reputation and integrity of BAI. The following types of gift may be accepted:

                           (a) Gifts of a nominal value (i.e., gifts that have a reasonable value of no more than $100, or gifts that, in the aggregate, have a value of no more than $100 per year);

                           (b) Customary and reasonable business meals and entertainment (e.g., sporting events); and

                           (c) Promotional items (e.g., pens, mugs, T-shirts).

                  6. Short Sales. An Access Person shall not engage in any short sale of a security if, at the time of the transaction, any client account or the Trust managed by the Access Person has a long position in such security. Short sales against the box in securities held by a client are permitted except on a day when a client account managed by the Access Person trades in the same security.

                  7. Initial Public Offerings. An Access Person shall not acquire any direct or indirect beneficial ownership in any securities in any initial public offering.

                  8. Private Placements and Investment Opportunities of Limited Availability. An Access Person shall not acquire any beneficial ownership in any securities in any private placement of securities or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval. The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for BAI clients and whether the opportunity is being offered to the Access Person by virtue of his or her position with BAI. The Access Person who owns a Private Placement or investment opportunity of limited availability must disclose to the President whenever he or she recommends the purchase or sale of the same investment to a client.

                  9. Service on Boards. An Access Person shall not serve on any board of directors of any publicly traded company without prior written authorization from the President of BAI. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client or the Trust. This restriction does not apply to service on the board of any not-for-profit corporation or organization.

D.       PERSONAL TRANSACTIONS IN MANAGED FUNDS

1. Prohibition on Market Timing Trading Activity. No Access Person (including the Independent Trustees), officer or employee of BAI (including full-time, part-time and temporary employees) shall engage in excessive trading or market

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timing activities with respect to any Managed Fund. For the purposes of the foregoing, "market timing" shall be defined as a series of purchase and redemption transactions, regardless of size, in and out of the same Managed Fund in a manner that the Compliance Officer deems excessive.

2. Mandatory Holding Period. Access Persons (including the Independent Trustees), officers and employees of BAI (including full-time, part-time and temporary employees) are required to maintain holdings in a Managed Fund for a minimum of ninety (90) calendar days before such persons are permitted to redeem their shares at a profit (the "Mandatory Holding Period"). Any redemption in violation of the Mandatory Holding Period that is not otherwise exempted or excepted from this policy will result in the disgorgement of the profits resulting from the transaction. Proceeds from any disgorgement shall be returned to the applicable Managed Fund.

3. Exemptions and Exceptions. The Mandatory Holding Period does not apply to systematic purchases of shares of a Managed Fund, such as automatic investment plans, purchases through payroll deductions, automatic reinvestment of dividends, periodic rebalancing of an investment portfolio, or similar transactions. Upon written request submitted to the Compliance Officer, the Compliance Officer may grant an exception to the Mandatory Holding Period for certain significant life events (e.g., marriage, education, purchase of home, etc.); however, the Compliance Officer will report such exceptions to the Board of Trustees at the next regularly scheduled board meeting.

4. Pre-Clearance for Transactions in a Managed Fund. All Access Persons (including the Independent Trustees), officers and employees of BAI must pre-clear transactions in a Barrett Managed or Legg Mason Fund. The Managed Fund Pre-Clearance Form at Appendix C-2 shall be used for this purpose.

E. COMPLIANCE PROCEDURES

1. Pre-clearance Requirement. With the exception of Independent Trustees, all Access Persons are required to receive prior written approval from the Compliance Officer before engaging in any non-exempted transaction in his or her Covered Account. The Compliance Officer or his/her designee (who may have no personal interest in the subject transaction) may approve the transaction if the Compliance Officer concludes that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on a BAI client or the Trust. A request for pre-clearance must be made by completing the Pre-clearance Form in advance of the contemplated transaction. The Pre-clearance Form attached as Appendix C-1 shall be used for this purpose. Any approval given under this paragraph will remain in effect for 24 hours. The Compliance Officer will retain a record of approval.

2. Disclosure of Personal Holdings and Business Activities Under Rule 17j-1. All Access Persons (with the exception of Independent Trustees) shall disclose to the Compliance Officer all personal securities holdings in an initial report upon commencement of employment, and thereafter as of the end of each calendar year. The initial report shall be made no later than ten (10) days after the person becomes an Access Person. The annual report

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     shall be submitted  within  thirty (30) days after the end of each calendar year and provide information on personal securities holdings that is current as of a date no more than thirty (30) days before the date such Annual Report is submitted. The Access Person will also disclose the business activities in which the person has a significant role and the name of banks, brokerage or investment advisory firms where the Access Person maintains accounts. Samples of the Initial Report and the Annual Report are attached as Exhibits A and B, respectively.

3.   Duplicate Copies of Broker's Confirmations and Account Statements.

                  (a) All Access Persons (excluding Independent Trustees) are required to direct their brokers or custodians or any persons managing the Access Person's account to supply the Trust's Compliance Officer with duplicate copies of broker's trade confirmations within five (5) days after the transaction.

                  (b) All Access Persons (excluding Independent Trustees) must provide the Access Person's quarterly brokerage statements.

         An Access Person shall not be required to submit broker's trade confirmations or periodic statements for any transaction in a personal account over which the Access Person has no direct or indirect influence or control. Each Access Person has an affirmative obligation to notify the Compliance Officer promptly if the Access Person opens any new account with a broker or custodian or moves an existing account to a different broker or custodian.

4.   Quarterly Reporting Requirements.

                  (a) Quarterly reporting is generally not required, because all Access Persons (except for Independent Trustees) are required to provide duplicate confirmations and account statements. Independent Trustees, however, are required to report to the Compliance Officer the information described in paragraph (b) of this sub-section (4) with respect to transactions in any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security if such trustee, at the time of that transaction knew, or, in the ordinary course of fulfilling his official duties as a trustee, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the trustee, such security was purchased or sold by the Trust or was being considered for purchase by the Trust or by its investment adviser.

                  (b) Reports required to be made under this sub-section (4) shall be made not later than ten (10) days after the end of the calendar quarter in which the transaction to which the report relates was effected. A report shall contain the following information:

                        o the date of the transaction, the title and the number of shares, and the principal amount of each security involved;

                        o the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

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                        o    the price at which the transaction was effected;

                        o the name of the broker, dealer or bank with or through whom the transaction was effected; and

                        o    the date that the report is submitted.

                  (c) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

5. Annual Certification of Compliance with Code of Ethics. Every Access Person, including the Independent Trustees, shall certify in the Annual Report (Attached as Exhibit B) that:

                  (a) they have read and understand the Code of Ethics and recognize that they are subject thereto;

                  (b) they have complied with the requirements of the Code of Ethics; and

                  (c) they have reported all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics.

6. Conflict of Interest. Every Access Person shall notify the Compliance Officer of any personal conflict of interest relationship that may involve a client or the Trust, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any series of the Trust.

7. Notification by Compliance Officer. The Compliance Officer shall notify each Access Person that he or she is subject to these reporting requirements, and shall deliver a copy of this Code of Ethics to each Access Person.

8. Review of Transactions. The Compliance Officer of the Trust and Adviser shall review the initial, quarterly, and annual holdings reports, as well as the trade confirmations and transaction statements submitted to them by Access Persons as soon as practicable after the submission of such reports to the Compliance Officer to determine compliance with this Code of Ethics. Each Access Person's transactions in his/her Covered Account will be reviewed on a regular basis and compared to transactions entered into by BAI for clients. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the Compliance Officer who must report to the President of BAI.

9. Authority to Exempt Transactions. The Compliance Officer (or, if not available, the President first, or a member of the Executive Committee second,) has the authority to exempt any Access Person or any personal securities transaction of a Access Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against the interests of any client. The Compliance

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     Officer  shall  prepare  and file a  written  memorandum  of any  exemption granted, describing the circumstances and reasons for the exemption.

F.       EXEMPTED TRANSACTIONS

                  The following transactions are exempt from the pre-clearance requirements (as described in Section E, "Compliance Procedures"). Unless otherwise noted below, the exempted transactions described below are also exempted from the filing requirement of a Pre-clearance Form; provided, however, the quarterly reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from pre-clearance pursuant to this Section.

                  1. Any transaction involving: (i) securities issued by the government of the United States or by federal agencies and that are direct obligations of the U.S. or any derivative thereof; (ii) U.S. government agency obligations; (iii) bankers' acceptances; (iv) bank certificates of deposit; (v) commercial paper; (vi) securities issued by exchange traded funds; and (vi) shares of registered open-end investment companies other than shares issued by a Managed Fund;

                  2. Purchases or sales of securities with respect to which an Access Person has (or by reason of such transaction would have) no beneficial ownership;

                  3. Purchases or sales that are non-volitional on the part of the Access Person such as purchases that are made pursuant to a dividend reinvestment plan;

                  4. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of the issuer's securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

                  5. Transactions effected in, and the holdings of, any account over which the Access Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party);

                  6. Transactions in securities that the Compliance Officer knows, or reasonably should know, are not eligible for purchase or sale by any client of BAI or the Trust, and the value of which is not based upon, related to or determined by reference to any security which is eligible for purchase or sale by any client of BAI or the Trust. A Pre-clearance Form must still be filed with respect to such purchase transactions in order for the Compliance Officer to make the necessary determinations with respect to such transactions.

                  7. Purchases and sales of 1000 shares or less of stock of companies with more than $1 billion market capitalization; provided, however, the five (5) day and seven (7) day blackout periods described under Section C.2 above shall apply to any purchase and sale of such securities. In order for the Compliance Officer to determine whether the provisions of Section C.2 shall apply, a Pre-clearance Form must be submitted with respect to such transactions.

G.       REPORTING OF VIOLATIONS TO THE BOARDS OF BAI AND THE TRUST

                  1. The Compliance Officer shall promptly report to the Boards all apparent violations of this Code of Ethics and the reporting requirements thereunder.

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                  2. When the Compliance Officer finds that a transaction
otherwise reportable to the Boards under paragraph (1) of this Section could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-1(a), he or she may, in their discretion, lodge a written memorandum of such finding and the reasons therefore with the reports made pursuant to this Code of Ethics, in lieu of reporting the transaction to the Boards.

H.       ANNUAL REPORTING TO THE BOARDS OF BAI AND THE TRUST

                  The Compliance Officer shall prepare an annual report relating to this Code of Ethics to the Boards. Such annual report shall:

                  1. Summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

                  2. Describe any issues arising under the Code of Ethics or procedures since the last report to the Board of Trustees including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations;

                  3. Identify any recommended changes in the existing restrictions or procedures based upon the Trust's and BAI's experience under its Code of Ethics, evolving industry practices or developments in applicable laws or regulations; and

                  4. Certify that the Trust and BAI have adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

I.       SANCTIONS

                  The President of BAI, with advice of legal counsel, shall consider reports made to him and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as he deems appropriate or to the extent required by law. These sanctions may include, among other things, a letter of censure, disgorgement of profits, suspension or termination of employment with BAI, or criminal or civil penalties. The Board may review and amend such sanctions as they deem appropriate.

J.       RETENTION OF RECORDS

                  This Code of Ethics, a list of all persons required to make reports hereunder from time to time or who are responsible for reviewing such reports, a copy of each report made by an Access Person hereunder, each memorandum made by the Compliance Officer hereunder and a record of any violation hereof and any action taken as a result of such violation, and a copy of each annual report to the Boards of BAI and the Trust shall be maintained by the Trust as required under Rule 17j-1.

                  The Compliance Officer shall keep in an easily accessible place for at least five years copies of all broker confirmations and periodic statements of Access Persons, copies of all pre-clearance forms, acknowledgments and other memoranda relating to the administration of this Code of Ethics.

                                   Appendix A

                     Insider Trading Policies and Procedures


SECTION I.  POLICY STATEMENT ON INSIDER TRADING

A.       Definition of Insider Trading

         The term "insider trading" is generally used to refer to (i) a person's use of material, nonpublic information in connection with transactions in securities, and (ii) certain communications of material, nonpublic information. The laws concerning insider trading generally prohibit:

        o The purchase or sale of securities by an insider, on the basis of material, nonpublic information;

        o The purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider's duty to keep the information confidential or was misappropriated; or

        o The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

B.       Policy Statement on Insider Trading

         Barrett Associates, Inc. (BAI) and the Trustees of the Barrett Funds (the "Trust") forbid any officer, director or employee from trading, either personally or on behalf of others, including mutual fund and private accounts managed or advised by BAI, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." BAI's policy applies to every officer, director and employee and extends to activities within and outside their duties at BAI. Every officer, director and employee must read and retain this policy statement. Any questions regarding BAI's policy and procedures should be referred to the Compliance Officer.

C.       Common Questions and Answers

         Who is an Insider? The concept of "insider" is broad. It includes the officers, trustees, employees and majority shareholders of a company. In addition, a person can be considered a "temporary insider" of a company if he or she enters into a confidential relationship in the conduct of the company's affairs and, as a result, is given access to company information that is intended to be used solely for company purposes. Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company's representative in a manner in which the analyst knows or should know to be a breach of that representative's duties to the company, the analyst may become a temporary insider.

         What is Material Information? Trading on inside information is not a basis for liability unless the information is "material," which is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems; extraordinary management developments; and analysts' reports on a company's prospects.

         What is Nonpublic Information? Information is nonpublic unless it has been effectively communicated to the market place. For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public. For example, information found in a report filed with the SEC or appearing on the Internet or in Dow Jones, Reuters Economic Services, The Wall Street Journal or another publication of general circulation is considered public. Market rumors, unless they are accessible (e.g., through an open "chat room") are not considered public information.

         Not Certain if You Have "Inside" Information? If you have any doubts about whether you are in possession of material nonpublic information, consult with the Compliance Officer.

D.       Penalties for Insider Trading

     Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include: administrative penalties; civil injunctions; disgorgement of profits; substantial fines; jail sentences; and serious disciplinary measures, including dismissal, imposed by the Trust.

E.       Serving as a Director

         Because officers, directors or trustees of a publicly traded company have special information about that company, BAI requires the Compliance Officer's approval before any of its directors, officers or employees agree to serve as an officer or director of a publicly traded company. The Compliance Officer will design appropriate procedures to mitigate any conflicts of interests and any potential insider trading issue depending upon the requirements of each individual situation.

SECTION II.            PROCEDURES TO IMPLEMENT BAI'S INVESTMENT ADVISER'S POLICY

A.   Procedures to Implement BAI Investment  Adviser's  Policy  Against  Insider
     Trading

                  The following procedures have been established to aid the officers, directors and employees of BAI in avoiding insider trading, and to aid BAI in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of BAI or of the Trust must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Compliance Officer.

         1.       Identifying Inside Information

                  Before trading for yourself and others, including investment companies or private accounts managed by BAI, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

         (i) Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

         (ii) Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

                  If after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

         (i)      Report the matter immediately to the Compliance Officer.

         (ii) Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by BAI.

         (iii) Do not communicate the information inside or outside BAI, other than to the Compliance Officer.

         (iv) After the Compliance Officer has reviewed the issue or consulted with counsel (as appropriate), you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

         2.       Personal Securities Trading

                  A.       Reporting

                  All Access Persons of BAI are required by the BAI Code of Ethics to submit to the Compliance Officer:

                  (i) duplicate copies of trade confirmations within 5 days after the Access Person's personal securities transactions and

                  (ii) the Access Person's monthly or quarterly brokerage statements. In addition, all Access Persons are required by the BAI Code of Ethics to submit upon commencement of employment with BAI, a statement listing all of the

                           (a) securities in which the Access Person has any beneficial ownership,

                           (b)  business activities in which the Access
                                Person has a significant role and

                           (c) the names of any brokerage firms where the Access Person maintains an account.

                  B.       Pre-clearance.

                  In addition, the BAI Code of Ethics requires Access Persons to obtain the prior written approval of the Compliance Officer before engaging in any personal securities transaction.

                  C.       Other Code of Ethics Provisions.

                  The BAI Code of Ethics contains other restrictions on the personal securities trading of Access Persons. The BAI Code of Ethics is incorporated by reference into this policy. A personal securities transaction that would be permissible under the Code of Ethics is nevertheless still subject to this policy.

         3.       Restricting Access to Material Nonpublic Information

                  Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within BAI, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

         4.       Resolving Issues Concerning Insider Trading

                  If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Compliance Officer before trading or communicating the information to anyone.

                                   Appendix B

                        BARRETT ASSOCIATES, INC. ("BAI")
                         THE BARRETT FUNDS (the "Trust")

                        AGGREGATION AND ALLOCATION POLICY

I.       Introduction.

         This policy sets forth the procedures to be used to: (i) aggregate client and Trust orders for the same security; (ii) aggregate orders for Covered Accounts with client and Trust orders for the same security; (iii) properly allocate securities that have been aggregated; and (iv) deal with directed orders by client. Because each client's and the Trust's portfolio are individually managed and have many objectives and restrictions, it is not always possible for all managers to transact client and Trust orders in the same security that other managers are trading at the same time on a given day or even on the same day. BAI does recognize its obligation to ensure that all clients with similar objectives, restrictions and procedures and the Trust are treated as equitably as possible given the practical restraints that confront each manager. It is our intention, that to the best of our ability, that no client or the Trust is disadvantaged in any way.

II.      Placement of Orders.

         All client and Trust orders shall be coordinated to the extent possible and executed, subject to the following exception:

         All orders for a Covered Account (as defined in the BAI/The Barrett Funds' Code of Ethics) shall be aggregated with client and Trust orders for the same security. Orders for an Access Person's Covered Account executed after a client order in the same security but in the morning or afternoon on the same day will if possible be aggregated and allocated in accordance with Section III below. Directed brokerage trades for Access Persons need not be aggregated with client or Trust trades if no client or Trust trades were executed with the same broker at the directed brokerage firm on the trade date.

III.     Aggregation and Allocation of Orders.

         Aggregation of orders shall be made only in accordance with this
         Section III. The Allocation Statement (or order ticket) is used to set forth the accounts participating in the aggregation and the intended manner of allocation of the aggregated order among participating accounts.

         A. Filling Orders.

                  Aggregation will be made twice per day: once for trades executed before 12:00 p.m. (noon) and once for trades aggregated after 12:00 p.m. Unless otherwise specified, all allocations of aggregated orders shall be made in accordance with the designations made by the portfolio managers. Each participating account shall receive the average price of the security executed. All participating accounts shall share any brokerage costs or other expenses of the order on a pro rata basis, based on order size, except as provided in Section III(E) below. Directed brokerage trades for Access Persons need not be aggregated if no client or Trust trades were executed with the same broker at the brokerage firm on the trade date.

         B. Partial Fills.

                  If an aggregated order is not completely filled during the day on which the order is entered, the aggregated order shall be allocated among participating accounts on a pro rata basis, based on order size. No trade for an Access Person will participate in partial fills.

         C. Non-Pro Rata Allocations.

                  A non-pro rata allocation of a partial fill may be made if it is determined that the pro rata allocation is not appropriate for an account. In such case the allocation statement shall be amended to set forth the revised method of allocation and the reason(s) for the revision. In addition, allocations based on filling to completion the orders of the smallest accounts is permissible.

         D. Allocation of IPOs.

                  An allocation of an initial public offering ("IPO") shall take into consideration a client's or the Trust's permitted policies, investment objective, suitability and value in context of a client's or the Trust's portfolio. This may result in some clients or the Trust being given no stock on a particular offering. Access Persons and Covered Accounts are prohibited by the Code of Ethics from participating in IPOs.

         E. Allocation of Brokerage or Other Expenses.

                  Brokerage or other expenses of the aggregated order shall be borne by the participating accounts and the Trust based on the size and expense attendant to individual client accounts and the Trust.

IV.      Recordkeeping.

         A. For each order placed for the purchase or sale of a security for any account or the Trust, whether executed or unexecuted, the portfolio manager placing such order shall provide the following information contemporaneously with the initial order, which shall be recorded on the trade ticket or electronic order:

                  1. The account(s)/Trust for which the order is being placed, including the number of shares, principal amount, or dollar amount being purchased or sold for each account;

                  2.       Any market order or limit order and limit price;

                  3. The name of any broker-dealer directed to execute the order;

                  4.       The name of the person who placed the order;

                  5. Any other relevant terms or conditions of the order, including any priority, special de minimis requirements or other specific method of allocation among accounts; and

                  6. The date and time (time-stamped) of entry of the order.

V.       Directed Orders.

         All directed orders shall be executed in accordance with the direction. Whenever possible, directed orders shall be aggregated.

         Orders for clients with designated brokers will be executed on a "first-in, first executed basis" in the order these are placed by our managers. This may result in these clients receiving different prices.

VI.      Review of Procedures.

         The compliance officer will annually review these procedures to ensure that they are adequate to prevent any account or the Trust from being systematically disadvantaged as a result of the aggregation and allocation of orders.

                                  Appendix C-1

                                THE BARRETT FUNDS
                            BARRETT ASSOCIATES, INC.
                               PRE-CLEARANCE FORM

             FOR TRANSACTIONS IN COVERED ACCOUNTS OF ACCESS PERSONS

Access Persons must complete this Pre-clearance Form prior to engaging in any personal transaction (unless excepted by the Code of Ethics). All capitalized terms used herein have the same meaning as defined in the Joint Code of Ethics (the "Code") of Barrett Associates, Inc. ("BAI") and the Barrett Funds (the "Trust"). The Pre-Clearance Form at Appendix C-2 shall be used for transactions in a Managed Fund, as defined under the Code, in lieu of this form.

1.       Name of Access Person:  _________________________________________.

2.       Account Title: __________________________________________________.

3.       Name of Security: _______________________________________________.

4. Maximum number of shares or units to be purchased or sold, or amount of bond:
_______________________.

5. Name and phone number of broker to effect transaction:_______________________

6. Check applicable boxes:    Purchase |_|     Sale |_|   Market Order |_|
                                        Limit Order |_|

7. In connection with the proposed transaction described herein, I hereby make the following representations and warranties:

    a. I do not posses any material nonpublic information regarding the Security or the issuer of the Security.

    b. I am not aware that any Managed Fund or any Client Account has an open order to buy or sell the Security or an equivalent Security.

    c. By entering this order, I am not using knowledge of any open, executed or pending transaction by a Managed Fund or any other Client Account to profit by the market effect of such transaction.

    d.   The Security is not being acquired in an initial public offering.*

    e. The Security is not being acquired in a private placement or, if it is, I have reviewed Section C.8 of the Code and I have attached hereto a written explanation of such transaction.*

    f. I believe that the proposed trade fully complies with the requirements and parameters of the Code.


Representation and Signature
By executing this form, I represent that the information that I have provided herein is true and accurate to the best of my belief. I understand that pre-clearance will only be in effect for 24 hours from the date of the Compliance Officer's signature.


__________________________                       __________________________             _________________________
Employee Name (please print)                     Employee Signature                     Date

Disposition of Pre-clearance Request

Approved ___________________                     __________________________             ______________         _________
Denied _____________________                     Compliance Officer                     Date                   Time

                                  Appendix C-2

                                THE BARRETT FUNDS
                            BARRETT ASSOCIATES, INC.
                               PRE-CLEARANCE FORM

                   PERSONAL TRADING REQUEST AND AUTHORIZATION
                      FOR PURCHASE OR SALE OF MANAGED FUNDS


All capitalized terms used herein and not otherwise defined have the same meaning as defined in the Joint Code of Ethics of Barrett Associates, Inc. and the Barrett Funds. This Personal Trading Request must be completed by Access Person (including the Independent Trustees) prior to any personal trade with respect to shares of a series of the Barrett Funds or the Legg Mason Financial Services Fund, a series of the Legg Mason Trust, Inc.) (each, a "Managed Fund" and collectively, the "Managed Funds")

Name: _____________________________________________________________________


Date For Which You Seek Approval:__________________________________________


Dollar amount or number of Managed Fund shares to be purchased or sold:
__________________________________________________________________________


Nature of, and reason for, the transaction (i.e., purchase, sale):________
__________________________________________________________________________



Will the purchase or sale of shares of a Managed Fund result in a violation of the prohibition of short-term profits (cannot profit from the purchase and sale or sale and purchase of securities within 60 calendar days)?
Yes __  No __

Will the redemption of shares of a Managed Fund result in a violation of the Mandatory Holding Period (cannot profit from the sale of shares of a Managed Fund within 90 calendar days of the purchase of such securities)?
Yes __  No ___

Is the transaction based on any non-public material information? Yes ___  No ___


Your signature below acknowledges that to the best of your knowledge and belief, the answers that you have provided above are true and correct.


                                    ___________________________________________
                                    Signature

                                    Exhibit A

                                THE BARRETT FUNDS
                            BARRETT ASSOCIATES, INC.
                                 CODE OF ETHICS
                                 INITIAL REPORT

To the Compliance Officer:

1. I hereby acknowledge receipt of the Code of Ethics and certify that I have read and understand it and agree to abide by it. I hereby represent that all of my personal securities transactions will be effected in compliance with the Code.
2. I also confirm that I have instructed all brokerage firms where I maintain an account to supply duplicate copies of my trade confirmations and at least quarterly brokerage account statements to the Compliance Officer at Barrett Associates (this requirement excludes Independent Trustees of The Barrett Funds).
3. Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve Barrett Associates or The Barrett Funds, such as any economic relationship between my transactions and securities held or to be acquired by Barrett Associates or The Barrett Funds.
4. I hereby certify that I have never been found liable for, nor guilty of, insider trading and that no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority.
5. As of the date below I had a direct or indirect beneficial ownership* in the following securities (attach pages if necessary):


                                                                                        Type of Interest
        Name of Security                          Number of Shares                    (Direct or Indirect)
        ----------------                          ----------------                    --------------------







6. I hereby represent that I maintain account(s) as of the date this report is submitted in which securities are held for my direct or indirect benefit with the brokers, dealers or banks listed below.

     Name and Address of Broker/Dealer
        or Bank Maintaining Account                     Account Number             Date Established
     ---------------------------------                  --------------             ----------------





Name:
       ----------------------------------------------

Title:
        ---------------------------------------------

Date:
       ----------------------------------------------

* Beneficial ownership also includes securities held in the name of your spouse or minor children living in your household.

                                    Exhibit B

                                THE BARRETT FUNDS
                            BARRETT ASSOCIATES, INC.
                                 CODE OF ETHICS
                                  ANNUAL REPORT

To the Compliance Officer:

1. I have read and understand the Code of Ethics and recognize that I am subject thereto in the capacity of an "Access Person."
2. I hereby certify that, during the year ended December 31, _______, I have complied with the requirements of the Code of Ethics and I have reported all securities transactions required to be reported pursuant to the Code of Ethics.
3. Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve The Barrett Funds, such as any economic relationship between my transactions and securities held or to be acquired by the Trust or any of its Series.
4. As of December 31, ________, I had a direct or indirect beneficial ownership* in the following securities:


                                                                                  Type of Interest
      Name of Security                      Number of Shares                    (Direct or Indirect)
      ----------------                      ----------------                    --------------------








5. I hereby represent that I maintain the account(s) listed below in which securities are held for my direct or indirect benefit with the brokers, dealers or banks listed below.

     Name and Address of Broker/Dealer
        or Bank Maintaining Account                  Account Number           Date Established
     ---------------------------------               --------------           ----------------







Name:
       ----------------------------------------------

Title:
        ---------------------------------------------

Date:
       ----------------------------------------------

* Beneficial ownership also includes securities held in the name of your spouse or minor children living in your household.